Exhibit 99.1

INNOVATE Corp. Portfolio Company R2 Technologies Announces Another Record-Breaking Quarter and Partnerships with Woodhouse Spas and Top Skincare Brands.

NEW YORK, November 20, 2024 -- R2 Technologies, Inc., the world leader in CryoAesthetics® with its cutting-edge Glacial Skin systems (“R2”), a portfolio company of INNOVATE Corp. (NYSE: VATE) (“INNOVATE” or the “Company”) announced today that it has achieved several impressive milestones during 2024. The growing momentum of the brand coupled with recent key partnerships has positioned the company for substantial growth across the aesthetics and wellness sectors.

Celebrating the one-year anniversary of the Glacial fx platform launch, R2 Technologies has seen unparalleled success, recording a 294% increase in worldwide Glacial Skin system unit sales over the same period last year. The Glacial Rx and Glacial fx systems have played a pivotal role in expanding the company's reach into wellness, skincare clinics, luxury spas and hotels, including a notable new partnership with Woodhouse Spas, one of the country's leading luxury spa brands of almost 100 locations nationwide.

With the versatility of Glacial Skin’s controlled cooling technology, the Glacial Gloss and Glacial Glide treatments can be paired with different skincare products. R2 has established partnerships and protocols with several leading skincare brands, such as Epicutis, iS CLINICAL, BABOR, and BioSkin Aesthetics. This improves the personalization and customization of the Glacial Skin offering, ultimately enhancing the client experience and allowing providers to effectively manage chronic and acute inflammation.

"Our Q2 and Q3 results are a testament to the growing demand for our innovative CryoAesthetics® solutions and the hard work of our dedicated team," said Tim Holt, CEO at R2 Technologies. "We're not just seeing growth; we're witnessing a revolution in how people approach skin health and aesthetics. We’re also incredibly excited to partner with Woodhouse Spas to bring Glacial Skin to their loyal client base, and we’re equally thrilled about our recent integration of many top skincare brands into our treatment protocols, which is a game-changing development for our existing and future Glacial Skin providers."

The Glacial Skin platforms continue to transform skin inflammation treatments into everyday clinical practice. Providers using Glacial Skin systems have seen a 168% increase in patients treated, with a 58% increase in average monthly utilization per Glacial Skin provider compared to the previous year. The Glacial Glide treatment has also become increasingly popular before injectables, providing comfort, less downtime, and as an anesthetic. Additionally, the company launched a colder version of the Glacial Glide Rx protocol, expanding the capabilities of the Glacial Rx system to treat a broader range of skin inflammation cases.

R2 Technologies has further solidified its leadership position in CryoAesthetics® by introducing the Glacialist Ambassador Program. This initiative brings together a community of expert professionals dedicated to advancing the technology and best practices in CryoAesthetics®. One of the ambassadors, Candace Marino, also known as The L.A. Facialist, praised the impact of the Glacial Skin devices on both her practice and her clients:

"I've seen devices come to market year after year, but I've never seen one that benefits every skin condition and does it safely. I firmly believe that inflammation is the root cause of skin aging, and all the conditions people typically want to work on. This device has not only changed the lives of so many of my clients but has transformed my practice and the way I treat skin conditions and overall aging."

The company's efforts to expand its brand presence have also paid off. In Q3, R2 Technologies saw an astonishing 4,086% increase in social media mentions and achieved record-breaking highs in Instagram, TikTok, Facebook, and LinkedIn impressions. The surge in follower gains and social reach has amplified awareness of the Glacial Skin systems, driving continued momentum and growth.

As R2 Technologies heads into the final stretch of 2024, its innovative products, industry leadership, and strong partnerships position it for continued success. With groundbreaking treatments and a passionate community of professionals, R2 Technologies is setting new standards in skincare, wellness and CryoAesthetics®.

Visit glacialskin.com for more information about R2 Technologies and its innovative Glacial® Skin platforms and to find a provider near you.

About INNOVATE
INNOVATE Corp. is a portfolio of best-in-class assets in three key areas of the new economy – Infrastructure, Life Sciences and Spectrum. Dedicated to stakeholder capitalism, INNOVATE employs approximately 4,000 people across its subsidiaries. For more information, please visit: www.INNOVATECorp.com.

About R2 Technologies, Inc.
Headquartered in Silicon Valley, R2 Technologies is the world leader in CryoAesthetics® medical devices. Founded in 2014 by Pansend Life Sciences LLC, Blossom Innovations LLC, and Massachusetts General Hospital, R2 Technologies has pioneered the development of Glacial® Skin platforms for precision contact cooling of the skin, which has been shown to reduce inflammation and brighten the skin.

R2 Technologies' product lineup includes Glacial® Rx, Glacial® fx, and Glacial® Spa, with an exciting pipeline of future innovations in development. The company's strategic partnership with Huadong Medicine Co., Ltd. has further accelerated its growth and market presence.

To learn more about R2 Technologies, treatment offerings, and providers, visit glacialskin.com and follow the company on LinkedIn and Instagram.

Forward-Looking Statements
Certain statements in this press release may constitute “forward-looking statements” within the meaning of the federal securities laws. Forward-looking statements generally relate to future events, such as the expected timing of the reverse stock split, the impact of the reverse stock split on the Company’s share price, and the Company’s ability to meet the minimum per share bid price requirement for continued listing on the NYSE. You are cautioned that such statements are not guarantees of future performance and that INNOVATE’s actual results may differ materially from those set forth in the forward-looking statements. All of these forward-looking statements are subject to risks and uncertainties that may change at any time. Factors that could cause INNOVATE’s actual expectations to differ materially from these forward-looking statements include INNOVATE’s ability to continue to comply with applicable listing standards of the NYSE and the other factors under the heading “Risk Factors” set forth in

INNOVATE’s Annual Report on Form 10-K, as supplemented by INNOVATE’s quarterly reports on Form 10-Q. Such filings are available on our website or at www.sec.gov. You should not place undue reliance on these forward-looking statements, which are made only as of the date of this press release. INNOVATE undertakes no obligation to publicly update or revise forward-looking statements to reflect subsequent developments, events, or circumstances, except as may be required under applicable securities laws.

Investor Contact:
Solebury Strategic Communications
Anthony Rozmus
ir@innovatecorp.com
(212) 235-2691